Exhibit 99

Sypris Reports Third Quarter Results

Gross Profit Rises 47%; New Contracts Announced

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 12, 2020--Sypris Solutions, Inc. (Nasdaq/GM: SYPR) today reported financial results for its third quarter ended October 4, 2020. Having completed a series of strategic initiatives over the past several years, Sypris Solutions is now well positioned to achieve long-term growth and a return to profitable operations. These steps have included reducing and realigning the Company’s cost structure while diversifying its book of business in terms of both customers and markets.

Results for the third quarter of 2020 fundamentally reflected these expectations, highlighted by a rebound in demand for Sypris Technologies from the unusually low levels of the second quarter and the positive performance of Sypris Electronics. The global economic impact of the COVID-19 pandemic lessened in several of the Company’s markets during the quarter, while the essential nature of the defense and communication programs served by Sypris Electronics continued to enable this segment to sustain operations at or above planned levels.

HIGHLIGHTS

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  The Company’s third quarter revenue was even with the prior-year period, but increased 29.2% sequentially, reflecting a rebound in market conditions for Sypris Technologies and continued growth for Sypris Electronics.
  Gross profit increased 47.1% quarter-over-quarter and 70.8% sequentially, while gross margin increased 490 basis points from the prior-year period and 370 basis points sequentially.
  EPS increased to $0.17 per share for the quarter compared to a loss of $0.07 per share for the prior year, reflecting the 47.1% improvement in gross profit and the release of a valuation allowance on certain foreign deferred tax assets, in consideration of the sustained profitability of and positive outlook for the Company’s operations in Mexico, among other factors.
  Sypris Electronics revenue increased 52.6% during the quarter compared to the prior-year period, supported by a strong backlog of orders, which has increased 27.2% since year-end 2019, while supporting a 62.0% increase in shipments year-to-date over the prior year.
  During the third quarter, Sypris Electronics announced an initial contract award from the Leonardo DRS Naval Electronics business unit to manufacture and test electronic assemblies for a shipboard system with production to begin during 2020.
  Sypris Electronics also announced contracts to manufacture a variety of electronic assemblies for mission-critical munition dispensing systems with production to begin during 2020 and continue into 2021.
  Sypris Technologies revenue increased 62.1% sequentially, as customers reopened operations that were temporarily idled during the second quarter in response to the global pandemic.
  Gross profit for Sypris Technologies increased 732.8% sequentially, while gross margin increased to 15.8%, up from 3.1% for the second quarter of 2020.
  Sypris Technologies announced the award of orders for projects in Brazil and Canada. The contracts, which provide for the use of Ultra High-Pressure closures in the Libra Oil Field deep-water project in Brazil and Double-Bolt closures for use in the Trans Mountain Pipeline Expansion project in Canada, call for shipments to begin prior to year-end 2020.
  Sypris Technologies also announced a contract for the delivery of 58” Tool-less closures weighing 5.5 tons each for use in the Alberta Xpress Gas project, which will expand transmission capacity from Manitoba to delivery locations in the Midwestern and Southern US. Shipments are to be completed prior to year-end.

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“Our operations performed extremely well during the third quarter and returned to profitability as demand rebounded from the adverse conditions incurred during the second quarter,” commented Jeffrey T. Gill, President and Chief Executive Officer. “In the face of the challenges brought on by the pandemic, our businesses pulled together to protect our employees, while balancing the needs of our customers, communities and business partners during these difficult times. The effort and execution by our people resulted in a strong performance for the third quarter.

“Revenue for Sypris Electronics increased 52.6% from the prior-year quarter, reflecting its strong backlog and improved electronic component availability. Sales are up 62.0% for the first nine months of 2020 compared to the prior year, while backlog has increased 27.2% since year-end. We have been designated as an essential supplier to our customers serving the defense and communications industries and as such, our team has done an excellent job making sure that we were able to provide for their increasing needs during the period.

“Demand from customers serving the automotive, commercial vehicle, sport utility, and off-highway markets recovered in the third quarter, resulting in a 62% increase in revenue sequentially. The outlook going forward has also improved significantly for these markets. Recent contract awards in our energy markets are also expected to contribute in the fourth quarter and early 2021 as we remain vigilant in our pursuit of new opportunities to support our growth objectives in the coming year.

“Gross profit for the first nine months of 2020 was $9.0 million, or 14.6% of revenue as compared to gross margin of 11.2% for the full year 2019. Given the current year-to-date margin performance includes the burden of the pandemic’s impact on the second quarter, we are pleased to be maintaining this trend line. Our margins have improved steadily since 2016 and we believe we have the opportunity to continue this into 2021.

“Sypris Technologies has also been designated as an essential supplier to our customers serving the energy and transportation sectors of our country and as a result, our team will continue to take whatever steps are necessary to ensure that the needs of our customers are reliably met without delay.”

Concluding, Mr. Gill said, “Our customer base and the markets we serve are considerably more diversified than at any point in our recent history. As an essential business, we have a responsibility to ensure that our defense, communications, energy, and transportation sectors remain vibrant. We will continue to monitor developments, act promptly to mitigate the risks and take the necessary steps required to ensure deliveries continue to be made in a timely manner.”

Third Quarter Results

The Company reported revenue of $22.2 million for the third quarter ended October 4, 2020, compared to $22.3 million for the prior-year period. Additionally, the Company reported net income of $3.5 million for the third quarter, or $0.17 per diluted share, compared to a net loss of $1.6 million, or $0.07 per share, for the prior-year period. Results for the quarter ended October 4, 2020, include an income tax benefit of $3.2 million, primarily from the release of a valuation allowance on certain foreign deferred tax assets.

The Company updated its quarterly evaluation on the realizability of deferred tax assets associated with its Mexican operating subsidiary as of October 4, 2020. The Mexico operation’s cumulative income before taxes for the trailing 3-year period ended October 4, 2020, is positive, and together with other positive evidence, supports management’s conclusion that a valuation allowance is no longer needed for the foreign deferred tax assets. The release of the valuation allowance and the impact of deferred tax expense for the nine months ended October 4, 2020, resulted in a net tax benefit of $3.2 million for the third quarter.

For the nine months ended October 4, 2020, the Company reported revenue of $61.7 million compared with $66.3 million for the first nine months of 2019. The Company reported net income for the nine-month period of $2.8 million, or $0.14 per diluted share, compared with a net loss of $3.1 million, or $0.15 per share, for the prior-year period. Results for the nine months ended October 4, 2020, include net gains of $0.8 million from the sale of idle assets and an income tax benefit of $3.2 million, primarily from the release of a valuation allowance on certain foreign deferred tax assets. Results for the nine months ended September 29, 2019, include a gain of $1.5 million in connection with a contract settlement with a customer and net gains of $0.5 million from the sale of idle assets.

Sypris Technologies

Revenue for Sypris Technologies was $12.1 million in the third quarter of 2020 compared to $15.7 million for the prior-year period, primarily reflecting reduced demand attributable to the pandemic coupled with the anticipated cyclical decline in the commercial vehicle market. Gross profit for the third quarter was $1.9 million, or 15.8% of revenue, compared to $2.5 million, or 16.1% of revenue, for the same period in 2019.

Sypris Electronics

Revenue for Sypris Electronics was $10.1 million in the third quarter of 2020 compared to $6.6 million for the prior-year period. Shipments during the third quarter reflected the impact of the growing backlog. Additionally, many of the challenges faced during the prior year with electronic component shortages and extensive lead-times have been resolved. Gross profit for the quarter was $1.5 million, or 15.0% of revenue, compared to a loss of $0.2 million, or 2.8% of revenue, for the same period in 2019.

Outlook

Commenting on the future, Mr. Gill added, “First and foremost, we remain focused on the health and safety of our employees, their families and our customers. While the future potential impact of a second wave of the pandemic remains unknown, demand has strengthened significantly from customers serving the automotive, commercial vehicle and sport utility markets. Similarly, demand from customers in the defense and communications sector remains robust. While the energy market continues to be volatile, we continue to see wins on important large projects around the world.

“As we close out this year and prepare for 2021, we remain focused on meeting the important needs of our customers who serve defense, communications, energy, transportation, and other critical infrastructure industries. With a strong backlog and recovering markets, we believe that the outlook for the coming year has the potential to be one of positive top line growth and further margin expansion for Sypris. We are increasingly optimistic about the coming year.”

Sypris Solutions is a diversified provider of truck components, oil and gas pipeline components and aerospace and defense electronics. The Company produces a wide range of manufactured products, often under multi-year, sole-source contracts. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. Forward-looking statements include our plans and expectations of future financial and operational performance. Such statements may relate to projections of the company’s revenue, earnings, and other financial and operational measures, our liquidity, our ability to mitigate or manage disruptions posed by COVID-19, and the impact of COVID-19 and economic conditions on our future operations, among other matters. In March 2020, the President of the United States declared the COVID-19 outbreak a national emergency. COVID-19 continues to spread throughout the United States and other countries across the world, and the duration and severity of its effects are currently unknown. The COVID-19 pandemic has resulted, and is likely to continue to result, in significant economic disruption and has and will likely adversely affect our business. The Company has continued to operate at each location and sought to remain compliant with government regulations imposed due to the COVID-19 pandemic.

Each forward-looking statement herein is subject to risks and uncertainties, as detailed in our most recent Form 10-K and Form 10-Q and other SEC filings. Briefly, we currently believe that such risks also include the following: the impact of COVID-19 and economic conditions on our future operations; possible public policy response to the pandemic, including legislation or restrictions that may impact our operations or supply chain; our failure to successfully complete final contract negotiations with regard to our announced contract “orders”, “wins” or “awards”; our failure to achieve and maintain profitability on a timely basis by steadily increasing our revenues from profitable contracts with a diversified group of customers, which would cause us to continue to use existing cash resources or other assets to fund operating losses; our failure to achieve targeted gains and cash proceeds from the anticipated sale of certain equipment; the fees, costs and supply of, or access to, debt, equity capital, or other sources of liquidity; our ability to comply with the requirements of the SBA and seek forgiveness of all or a portion of the PPP Loan; the cost, quality, timeliness, efficiency and yield of our operations and capital investments, including the impact of tariffs, product recalls or related liabilities, employee training, working capital, production schedules, cycle times, scrap rates, injuries, wages, overtime costs, freight or expediting costs; dependence on, retention or recruitment of key employees and distribution of our human capital; disputes or litigation involving governmental, supplier, customer, employee, creditor, stockholder, product liability or environmental claims; our inability to develop new or improved products or new markets for our products; cost, quality and availability or lead times of raw materials such as steel, component parts (especially electronic components), natural gas or utilities; breakdowns, relocations or major repairs of machinery and equipment, especially in our Toluca Plant; our ability to maintain compliance with the NASDAQ listing standards minimum closing bid price; our reliance on a few key customers, third party vendors and sub-suppliers; inventory valuation risks including excessive or obsolescent valuations or price erosions of raw materials or component parts on hand or other potential impairments, non-recoverability or write-offs of assets or deferred costs; other potential weaknesses in internal controls over financial reporting and enterprise risk management; failure to adequately insure or to identify product liability, environmental or other insurable risks; unanticipated or uninsured disasters, public health crises, losses or business risks; unanticipated or uninsured product liability claims; volatility of our customers’ forecasts, scheduling demands and production levels which negatively impact our operational capacity and our effectiveness to integrate new customers or suppliers, and in turn cause increases in our inventory and working capital levels; the costs of compliance with our auditing, regulatory or contractual obligations; labor relations; strikes; union negotiations; pension valuation, health care or other benefit costs; our inability to patent or otherwise protect our inventions or other intellectual property from potential competitors; adverse impacts of new technologies or other competitive pressures which increase our costs or erode our margins; U.S. government spending on products and services that Sypris Electronics provides, including the timing of budgetary decisions; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; risks of foreign operations; currency exchange rates; war, terrorism, or political uncertainty; cyber security threats and disruptions; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties. We undertake no obligation to update our forward-looking statements, except as may be required by law.

Sypris Solutions, Inc.
Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended
	October 4,	September 29,
	2020	2019
	(Unaudited)
Revenue	$22,154	$22,259
Net income (loss)	$3,495	$(1,557)
Income (loss) per common share:
Basic	$0.17	$(0.07)
Diluted	$0.17	$(0.07)
Weighted average shares outstanding:
Basic	21,064	20,941
Diluted	21,080	20,941

	Nine Months Ended
	October 4,	September 29,
	2020	2019
	(Unaudited)
Revenue	$61,732	$66,267
Net income (loss)	$2,842	$(3,090)
Income (loss) per common share:
Basic	$0.14	$(0.15)
Diluted	0.14	(0.15)
Weighted average shares outstanding:
Basic	21,026	20,829
Diluted	21,026	20,829

Sypris Solutions, Inc.
Consolidated Statements of Operations
(in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	October 4,	September 29,	October 4,	September 29,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Net revenue:
Sypris Technologies	$12,072	$15,654	$33,234	$48,673
Sypris Electronics	10,082	6,605	28,498	17,594
Total net revenue	22,154	22,259	61,732	66,267
Cost of sales:
Sypris Technologies	10,165	13,140	28,605	40,892
Sypris Electronics	8,568	6,793	24,112	18,200
Total cost of sales	18,733	19,933	52,717	59,092
Gross profit (loss):
Sypris Technologies	1,907	2,514	4,629	7,781
Sypris Electronics	1,514	(188)	4,386	(606)
Total gross profit	3,421	2,326	9,015	7,175
Selling, general and administrative	2,577	3,148	8,630	10,206
Severance, relocation and other costs	-	190	124	391
Operating income (loss)	844	(1,012)	261	(3,422)
Interest expense, net	216	227	636	676
Other expense (income), net	372	286	(114)	(1,156)
Income (loss) before taxes	256	(1,525)	(261)	(2,942)
Income tax (benefit) expense, net	(3,239)	32	(3,103)	148
Net Income (loss)	$3,495	$(1,557)	$2,842	$(3,090)
Income (loss) per common share:
Basic	$0.17	$(0.07)	$0.14	$(0.15)
Diluted	$0.17	$(0.07)	$0.14	$(0.15)
Dividends declared per common share	$-	$-	$-	$-
Weighted average shares outstanding:
Basic	21,064	20,941	21,026	20,829
Diluted	21,080	20,941	21,026	20,829

Sypris Solutions, Inc.
Consolidated Balance Sheets
(in thousands, except for share data)

	October 4,	December 31,
	2020	2019
	(Unaudited)	(Note)
ASSETS
Current assets:
Cash and cash equivalents	$8,294	$5,095
Accounts receivable, net	8,603	7,444
Inventory, net	17,844	20,784
Other current assets	4,766	4,282
Assets held for sale	1,069	2,233
Total current assets	40,576	39,838
Property, plant and equipment, net	9,727	11,675
Operating lease right-of-use assets	6,315	7,014
Other assets	4,760	1,529
Total assets	$61,378	$60,056
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,202	$9,346
Accrued liabilities	12,583	12,495
Operating lease liabilities, current portion	942	841
Finance lease obligations, current portion	383	684
Note payable - related party, current portion	2,500	-
Note payable - PPP loan, current portion	2,174	-
Total current liabilities	26,784	23,366

Operating lease liabilities, net of current portion	6,189	6,906
Finance lease obligations, net of current portion	2,029	2,351
Note payable - related party	3,974	6,463
Note payable - PPP Loan	1,384	-
Other liabilities	5,816	7,539
Total liabilities	46,176	46,625
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 975,150 shares authorized; no shares issued	-	-
Series A preferred stock, par value $0.01 per share, 24,850 shares authorized; no shares issued	-	-
Common stock, non-voting, par value $0.01 per share, 10,000,000 shares authorized; no shares issued	-	-
Common stock, par value $0.01 per share, 30,000,000 shares authorized;
21,321,790 shares issued and 21,316,752 outstanding in 2020 and
21,324,618 shares issued and 21,298,426 outstanding in 2019	213	213
Additional paid-in capital	155,004	154,702
Accumulated deficit	(114,591)	(117,433)
Accumulated other comprehensive loss	(25,424)	(24,051)
Treasury stock, 5,038 and 26,192 in 2020 and 2019	-	-
Total stockholders’ equity	15,202	13,431
Total liabilities and stockholders’ equity	$61,378	$60,056

Note: The balance sheet at December 31, 2019, has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Sypris Solutions, Inc.
Consolidated Cash Flow Statements
(in thousands)

	Nine Months Ended
	October 4,	September 29,
	2020	2019
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$2,842	$(3,090)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,883	2,106
Deferred income taxes	(3,257)	-
Stock-based compensation expense	335	389
Deferred loan costs recognized	11	11
Net (gain) loss on the sale of assets	(813)	(467)
Provision for excess and obsolete inventory	222	503
Non-cash lease expense	699	541
Other noncash items	72	15
Contributions to pension plans	(34)	(348)
Changes in operating assets and liabilities:
Accounts receivable	(1,158)	1,198
Inventory	2,409	(2,415)
Prepaid expenses and other assets	(983)	207
Accounts payable	(1,036)	(3,344)
Accrued and other liabilities	(1,114)	1,646
Net cash provided by (used in) operating activities	78	(3,048)
Cash flows from investing activities:
Capital expenditures	(1,151)	(553)
Proceeds from sale of assets	1,969	653
Net cash provided by investing activities	818	100
Cash flows from financing activities:
Finance lease payments	(623)	(466)
Proceeds from Paycheck Protection Program loan	3,558	-
Indirect repurchase of shares for minimum statutory tax withholdings	(33)	(138)
Net cash provided by (used in) financing activities	2,902	(604)
Effect of exchange rate changes on cash balances	(599)	(99)
Net increase (decrease) in cash and cash equivalents	3,199	(3,651)
Cash and cash equivalents at beginning of period	5,095	10,704
Cash and cash equivalents at end of period	$8,294	$7,053

Contacts

Anthony C. Allen
Chief Financial Officer
(502) 329-2000